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                              P. O. Box 42121 - Portland, OR  97242-0121
                              3800 S.E. 22nd Avenue - Portland, OR 97202-2999
FRED MEYER, INC.              (503)232-8844 - http://www.fredmeyer.com
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CONTACTS:

 Fred Meyer         Media               Rob Boley        503-797-7176
                    Investors           Dave Jessick     503-797-7900

 QFC                Media               Kerry Sturgill   206-689-8505
                    Investors           Marc Evanger     425-462-2177

 Ralphs             Media               Ari Swiller      310-884-6201
                    Investors           Felicia Thornton 310-884-4354

 The Yucaipa        Media/Investors     Bob Bernstein    310-789-7200
 Companies                              Larry Kalantari  310-789-7200



FRED MEYER, QUALITY FOOD CENTERS, AND RALPHS GROCERY COMPANY COMBINE
  TO CREATE ONE OF THE LARGEST MULTI-REGIONAL SUPERMARKET RETAILERS WITH $15 BILLION IN SALES

PORTLAND, OREGON  (November 7, 1997) -- Fred Meyer, Inc. ("Fred Meyer") (NYSE:
FMY) today announced it has entered into agreements for strategic mergers with Quality Food Centers, Inc. ("QFC") (NYSE:XQ) and Ralphs Grocery Company ("Ralphs") in two separate transactions that will create a $15 billion multi-regional supermarket chain. The combined company will be one of the largest supermarket companies in the United States with approximately 88,000 employees and more than 800 food stores in 14 states with the number one market share in Los Angeles, Seattle, Salt Lake City, Las Vegas, and Albuquerque and the number two share in Phoenix and Portland. These transactions are expected to be accretive to Fred Meyer earnings per share in 1999, the first full year of operation following the mergers. The company expects to achieve operating cost savings from two in-market consolidations in Southern California and the Pacific Northwest. In the aggregate, these benefits and efficiencies are estimated to be at least $100 million annually when fully realized in the third full year of operation following the mergers.

Based on Fred Meyer's closing stock price on November 6, 1997 of $30.9375 per share, and including the assumption of debt, the enterprise value of the combined company will be approximately $10 billion, with the QFC transaction valued at approximately $1.7 billion and the Ralphs transaction valued at approximately $3.1 billion. Under the terms of two separate agreements, Fred Meyer intends to: i) merge with QFC in a tax-free stock-for-stock transaction at an exchange ratio whereby each QFC shareholder will receive the greater of
1.9 shares of Fred Meyer common stock or $55 in value of Fred Meyer stock for each outstanding share of QFC (subject to a maximum

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exchange ratio of 2.3 shares of Fred Meyer common stock); and (ii) exchange 22.5 million shares of Fred Meyer common stock for 100 percent of the equity of Ralphs' parent, Food 4 Less Holdings, Inc. ("Food4Less"). In the event the average Fred Meyer share price is less than $26.67 per share, the number of shares issued to Food4Less shall be adjusted upward to a maximum of 24 million shares.

Robert G. Miller, chief executive officer and president of Fred Meyer, said, "The three-way combination of Fred Meyer, QFC, and Ralphs creates one of the largest supermarket companies in the United States with premier operating franchises and leading market positions in the most attractive and fastest growing markets in the country. With two in-market consolidations, we are confident that we will generate at least $100 million in annual cost savings. The combined company will be one of the industry leaders in terms of sales growth and EBITDA margins and will generate significant free cash flow to fund capital expenditures and repay debt."

George Golleher, chief executive officer of Ralphs, who will continue to manage the Southern California operations, said, "This is a great transaction for the customers and employees of Ralphs. By becoming part of a $15 billion multi-regional company, customers and investors alike will benefit substantially from both lower operating costs and the unique growth opportunities inherent in the combination of these companies."

Stuart Sloan, chairman of QFC, said, "This is a combination of three fine companies and a chance for us to grow and strengthen the QFC quality brand for our customers and employees. There are also significant opportunities for QFC to increase shareholder value and enhance buying power, distribution, and manufacturing."

Under the terms of the merger agreements approved by the boards of all three companies, the two transactions are independent and not contingent upon each other. The transactions are expected to close in the first quarter of 1998.
The company expects to account for the QFC merger as a pooling of interests and for the Ralphs merger as a purchase. The mergers are subject to regulatory approval and shareholder votes of the respective companies. The principal stockholders of both QFC and Food4Less have agreed to vote in favor of the transactions. Following the merger, Ronald W. Burkle, managing partner of The Yucaipa Companies, will remain chairman of the board of Fred Meyer, Inc. and Bob Miller will remain chief executive officer and president.

Fred Meyer, headquartered in Portland, Oregon, is a major retailer of food-related and nonfood products. The merger with Smith's Food and Drug Centers earlier this year gave Fred Meyer an annual sales level of approximately $7 billion. It currently operates 265 large stores in 11 western states -- 112 operating under the Fred Meyer name as large one-stop-shopping stores and 153 supermarkets operating as Smith's Food and Drug Centers, Smitty's, and PriceRite Grocery Warehouses. Fred Meyer employs approximately 50,000 people.

QFC is the second-largest supermarket chain in the Puget Sound region of Washington state, with 90 stores and more than 6,000 employees. Hughes Family Markets, a subsidiary of QFC based in Irwindale, California, is a 57-store supermarket chain with more than 5,000 employees serving


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Southern California.  The acquisition of Hughes earlier this year gave QFC pro forma 1996 sales of $2.1 billion.

Ralphs Grocery Company, based in Compton, California, is the largest supermarket operator in Southern California, with 27,000 employees and annual sales of more than $5.5 billion. Ralphs currently operates a total of 406 stores, which are located in Southern California (342), Northern California (27), and certain areas of the Midwest (37).

The Yucaipa Companies is a Southern California-based private investment firm specializing in the investment in, acquisition, and management of supermarket companies, including Fred Meyer, Ralphs, Food4Less, and Dominicks Finer Foods, Inc. (NYSE:DFF).

Goldman, Sachs & Co. and Salomon Brothers Inc. served as financial advisors to Fred Meyer; Donaldson, Lufkin & Jenrette and Morgan Stanley Dean Witter served as financial advisors to Ralphs; and Merrill Lynch & Co. served as financial advisor to QFC.

Forward-looking statements anticipating benefits of the mergers in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties regarding this transaction. Such risks and uncertainties include, but are not limited to, the satisfaction of the conditions to close the transactions; determinations by regulatory and governmental authorities; the ability to successfully integrate the Fred Meyer, QFC and Ralphs businesses; the ability to achieve synergistic and other cost reductions and efficiencies; general business economic conditions; competitive pricing pressures for the company's products; changes in other costs and opportunities that may be presented to and pursued by the company. Any of these risks or uncertainties may cause actual results or future circumstances to differ materially from the forward-looking statements in this news release.


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